February 23, 2000


VIA REGISTERED/CERTIFIED MAIL
-----------------------------
William Richard Smith
Calle Circunvalacion
Del Sol Edificio Tarabay
Piso 1-1N
Caracas, Venezuela


Dear Mr. Smith:

     Please be advised that pursuant to (i) paragraph Two (2) of that certain Promissory Note dated May 21, 1999, in the principal amount of $63,000 made by William Richard Smith to myself, (Jeff Senger); and (ii) paragraph Four (4) of that certain Stock Pledge Agreement dated May 21, 1999, which induced me to accept the aforementioned Promissory Note; I hereby elect to convert the indebtedness as described in Paragraph Two of the Note and transfer the shares of Haas Neuveaux Company, Inc., a Colorado corporation, pledged pursuant to the Stock Pledge Agreement into my name in lieu of payment of the Note and obtain all rights of ownership with respect to such shares. Additionally, pursuant to the same paragraph, acting as attorney-in-fact; I hereby effectuate such transfer upon the books of Haas Neuveaux Company, Inc., a Colorado corporation.

                                 Sincerely,

                                 /s/Jeff Senger
                                ----------------
                                 Jeff Senger

cc:     AST (via certified mail)
        David Bovi, Esq.
        Tom Howard, Esq.
        Roger Tomkins
        John Treddenick, Esq.